Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

LEGAL NAME	JURISDICTION OF ORGANIZATION
Transgenomic Limited	United Kingdom
Transgenomic Japan, Inc.	Delaware
Annovis, Inc.	Delaware
Cruachem Limited	Scotland (UK)